Exhibit 99.1

Amplify Energy Announces Strategic Initiatives Update, Year-End 2025 Proved Reserves, Fourth Quarter and Full Year 2025 Results, and 2026 Development Plans and Guidance

HOUSTON, March 9, 2026 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today updates to its strategic initiatives, year-end 2025 proved reserves, operating and financial results for the fourth quarter and full-year 2025, and full-year 2026 development plans and guidance for the Company.

Strategic Initiatives Update

In the third quarter of 2025, Amplify communicated its strategic plan with three core tenets: (1) simplify the portfolio, (2) strengthen the balance sheet, and (3) focus resources on our assets with the highest potential upside opportunities.

In 2025, the Company made significant progress on all three fronts. Key highlights include:

•	Completed six separate transactions for total consideration of approximately $250 million (excluding certain post-closing adjustments)

o	In the fourth quarter, Amplify closed three divestitures representing a complete exit of our interests in East Texas, Louisiana, Oklahoma, and Magnify

•	Repaid all outstanding debt under the credit facility

o	As of December 31, 2025, Amplify had approximately $61 million in cash and cash equivalents

•	Continued the Beta development program and significantly reduced operating costs at Bairoil

o	At Beta, Amplify drilled and completed four wells, that in total exceeded our pre-drill type curves

o	At Bairoil, Amplify implemented cost saving initiatives lowering annual run-rate lease operating expenses by approximately $10 million

Dan Furbee, the Company’s Chief Executive Officer stated, “We are pleased to report that our strategic plan is delivering the results we set out to achieve. Last year, we committed to simplifying our portfolio, strengthening our balance sheet, and focusing our resources on the assets that we believe have substantial long-term value creation potential. With the successful divestiture of our East Texas and Oklahoma assets, we have executed a key milestone of that strategy. These transactions have enabled us to eliminate debt and build a strong cash position, giving us greater financial flexibility and a sharper focus on the opportunities that drive meaningful growth.”

Mr. Furbee continued, “We are excited about the continued success we are having with our drilling program at Beta, which has increased our confidence regarding the future inventory of the field for this prolific asset. Furthermore, we have started to realize meaningful cost savings at Bairoil, and we believe additional Carbon Capture, Utilization & Storage (CCUS) initiatives could further increase future cash flow associated with that asset.”

Mr. Furbee concluded, “I am extremely proud of the discipline and focus our team demonstrated throughout the second half of 2025. The on-going execution of our strategic priorities has positioned the company to significantly add value to our shareholders.”

2025 Year-End Proved Reserve Update

Using SEC prices, the 2025 year-end estimated proved reserves at Beta and Bairoil totaled 38.1 MMBoe, reflecting a year-over-year increase of approximately 2.6 MMBoe at these properties. Of the 38.1 MMBoe of total proved reserves, approximately 65% (24.6 MMBoe) were proved developed reserves, while approximately 35% (13.5 MMBoe) were proved undeveloped reserves.

At year-end 2025, Amplify’s total proved reserves and proved developed reserves had PV-10 values of approximately $376 million and $195 million, respectively, using SEC pricing. At Beta, on a price normalized basis, the PV-10 of our proved reserves was up 27% compared to year-end 2024. This increase is due to converting four Beta PUDs to PDP, adding new PUDs to our inventory, and increasing the type curve on future PUD locations. At Bairoil, on a price normalized basis, the PV-10 of our proved reserves was up 15% compared to year-end 2024 due to the cost saving initiatives implemented in 2025. Details of the Company’s reserves are provided in the table below. Additionally, Amplify has provided more information regarding its Beta development program and the substantial value potential of the field in its latest investor presentation, which is available on its investor relations website.

	Estimated Net Reserves[1]
		% Oil and	Proved Developed	Proved Undeveloped	Total Proved
Region	MMBoe	NGL	PV-10	PV-10	PV-10
				(in millions)
Beta	24.3	100%	$128	$181	$309
Bairoil	13.7	100%	67	-	67
Total	38.1	100%	$195	$181	$376

(1)	Amplify’s year-end 2025 total proved reserves, utilizing SEC pricing of $65.34/Bbl for oil.

Amplify’s reserves estimates were prepared by its third-party independent reserve consultant, Cawley, Gillespie & Associates, Inc.

Key Financial Results – 4th Quarter

During the fourth quarter of 2025, the Company reported net income of approximately $64.4 million compared to a net loss of $21.0 million in the prior quarter. The increase was primarily attributable to the gain on the sale of its East Texas and Oklahoma assets in the fourth quarter. Excluding the impact of the gain, and additional other one-time impacts, Amplify generated an Adjusted Net Loss of $10.4 million in the fourth quarter of 2025.

Fourth quarter 2025 Adjusted EBITDA was $21.5 million, and free cash flow was $2.0 million. Amplify’s fourth quarter results include the impact of the East Texas and Oklahoma assets through their respective closing date.

	Fourth Quarter	Third Quarter
$ in millions	2025	2025
Net income (loss)	$64.4	$(21.0)
Net cash provided (used in) by operating activities	$(13.4)	$13.4
Average daily production (MBoe/d)	17.1	19.7
Total revenues excluding hedges	$56.6	$66.4
Adjusted EBITDA (a non-GAAP financial measure)	$21.5	$20.3
Adjusted net income (loss) (a non-GAAP financial measure)	$(10.4)	$3.2
Total capital	$16.2	$17.5
Free Cash Flow (a non-GAAP financial measure)	$2.0	$(0.7)

Corporate Production and Pricing

During the fourth quarter of 2025, average daily production was approximately 17.1 MBoepd, with a product mix of 44% crude oil, 15% NGL’s, and 41% natural gas.

	Three Months	Three Months
	Ended	Ended
	December 31, 2025	September 30, 2025
Production volumes - MBOE:
Bairoil	266	280
Beta	336	357
Oklahoma	367	402
East Texas / North Louisiana	606	768
Eagle Ford (Non-op)	-	4
Total - MBoe	1,575	1,811
Total - MBoe/d	17.1	19.7
% - Liquids	59%	57%

During the fourth quarter of 2025, average daily production for Beta and Bairoil was approximately 6.6 MBopd (100% oil production). Beta production was approximately 6% lower than the prior quarter, primarily driven by the previously announced planned shut-in to complete an upgrade of a subsea flowline connecting Platform Eureka to Platform Elly. Bairoil production was approximately 5% lower than the prior quarter due to the completion of the CO2 compression optimization project. Despite lower production, the asset was more profitable due to reduced power costs realized by implementing the compression optimization project.

Total oil, natural gas and NGL revenues for the fourth quarter of 2025 were approximately $54.7 million, before the impact of derivatives. The Company realized a net gain on commodity derivatives of $6.0 million during the fourth quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three Months Ended December 31, 2025	Three Months Ended September 30, 2025	Three Months Ended December 31, 2025	Three Months Ended September 30, 2025	Three Months Ended December 31, 2025	Three Months Ended September 30, 2025
Average sales price exclusive of realized derivatives and certain deductions from revenue	$54.18	$60.72	$19.49	$20.31	$3.33	$2.84
Realized derivatives	8.92	4.08	-	-	0.12	0.38

Average sales price with realized derivatives exclusive of certain deductions from revenue	$63.10	$64.80	$19.49	$20.31	$3.45	$3.23
Certain deductions from revenue	-	-	(1.62)	(1.45)	0.02	0.02

Average sales price inclusive of realized derivatives and certain deductions from revenue	$63.10	$64.80	$17.87	$18.86	$3.47	$3.24

Costs and Expenses

Lease operating expenses in the fourth quarter of 2025 were approximately $29.7 million, down $5.9 million compared to the prior quarter. The decrease was primarily due to lower CO2 and electricity costs at Bairoil and fewer workover projects at Beta. In total, lease operating expenses at Beta and Bairoil were $21.3 million in the fourth quarter, down $5.6 million compared to the prior quarter.

Severance and ad valorem taxes in the fourth quarter were approximately $3.5 million, a decrease of $0.2 million compared to $3.7 million in the prior quarter. Severance and ad valorem taxes as a percentage of revenue were approximately 6.5% in the fourth quarter.

Amplify incurred $3.5 million, or $2.25 per Boe, of gathering, processing and transportation (GP&T) expenses in the fourth quarter, compared to $5.2 million, or $2.89 per Boe, in the prior quarter. Going forward, Amplify expects lower GP&T costs with the divestitures of East Texas and Oklahoma.

Cash G&A expenses in the fourth quarter were $5.1 million compared to $6.7 million in the prior quarter. The decrease in the quarter was primarily due to reclassing certain accrued expenses as severance expense as a result of the East Texas and Oklahoma transactions. In 2026, Amplify expects annual G&A costs of $17 to $22 million.

In the fourth quarter, depreciation, depletion, and amortization expense totaled $5.2 million and net interest expense was $4.6 million. In 2026, Amplify expects net interest expense to be significantly lower following repayment of all outstanding balances under the credit facility. Going forward, interest expense will be primarily related to surety bond premiums for the Beta asset.

Amplify recorded a $1.8 million current income tax benefit for the fourth quarter of 2025. The Company also does not expect any material income tax impact from the divested assets.

Key Financial Results - 2025

For full year 2025, the Company generated net income of approximately $44.0 million compared to $12.9 million in 2024. Net cash provided by operating activities was $49.2 million compared to $51.3 million in the prior year. In 2025, Amplify’s average production was 18.4 Mboepd, while the company generated Adjusted EBITDA of $80.2 million and an Adjusted Net Loss of $5.6 million. Full year free cash flow totaled negative $16.1 million. Due to significant changes in Amplify’s asset portfolio (as a result of the aforementioned divestitures), future performance is expected to vary significantly from prior periods.

Fourth Quarter and Full-Year Capital Investments

Cash capital investment during the fourth quarter of 2025 was approximately $16.2 million. During the fourth quarter, the Company’s capital allocation was primarily invested in development drilling, recompletions and the subsea flowline upgrade at Beta.

The following table details Amplify’s capital invested during the fourth quarter of 2025:

	Fourth Quarter	Full-Year
	2025 Capital	2025 Capital
	($ MM)	($ MM)
Bairoil	$(0.2)	$6.5
Beta	$16.1	$57.7
Oklahoma	$0.0	$2.6
East Texas / North Louisiana	$0.2	$7.5
Eagle Ford (Non-op)	$0.0	$7.1
Magnify Energy Services	$0.0	$0.8
Total Capital Invested	$16.2	$82.3

2026 Operational Plan

With a simplified portfolio, Amplify’s operational focus in 2026 and beyond will be developing the highly economic drilling opportunities at Beta and continuing to reduce costs at Bairoil while exploring opportunities to benefit from CCUS initiatives.

Beta

In 2024 and 2025, Amplify implemented a development and delineation program at Beta which included six drilled and completed wells. With a strengthened balance sheet, we are initiating a more consistent development program and anticipate drilling and completing five to eight wells in 2026, with the majority of the development focused on the Joulters fault block in the southern portion of the field. We intend to complete four wells through June and will re-evaluate the development pace for the second half of 2026.

Of the six wells completed to date, five wells were completed in the D-Sand (primary target), and one well was completed in the C-Sand (i.e., C48). Of the D-Sand completions, three wells were completed in the Joulters fault block (i.e., C59, C54, and C08) and two wells were completed in the Main fault block (i.e., A50, C61). The development in the Joulters fault block has been very consistent to date with minimal drilling hazards encountered and consistent production results with an average IP30 of 680 Bopd and an average completed lateral length of 862 feet. The Main fault block development has yielded solid, but less consistent results. For example, the A50 well, completed in June 2024, has a lateral length of only 266 feet but has performed well with an IP30 rate of 720 Bopd and current production of approximately 200 Bopd. The C61 well, completed in the Main fault block in October 2025, has a completed lateral length of 700 feet due to drilling into an unanticipated fault in the D-Sand resulting in an IP30 rate of only 170 Bopd and current production of approximately 120 Bopd. Based on these results, we intend to focus our 2026 drilling program primarily on the Joulters fault block with targeted completion lateral lengths of 1,000 feet to 1,500 feet per well.

At Beta, the D-Sand is our current development priority, with all 2026 development planned in that target interval. We have identified 29 D-Sand drilling opportunities, with 22 locations in the Joulters fault block and 7 locations in the Main fault block. The average lateral length of this inventory is approximately 1200 feet. In addition to the currently identified inventory, Amplify’s D-Sand inventory may change over time based on well results, potentially extended completed lateral lengths, and further delineation of the water-oil contact in the Joulters fault block.

In addition to the D-Sand, Amplify has identified upside in the F-Sand and has plans to delineate its potential in the future as the Company’s secondary target. Similar to the D-Sand, the F-Sand has very attractive petrophysical characteristics and significant remaining oil to be recovered. The tertiary target in the Beta reservoir’s development is the C-Sand, which we believe can achieve good results in select areas of the Beta field. The C-Sand is currently classified as a “bailout” zone that can be completed if Amplify encounters drilling challenges while drilling to the D or F Sands, as was done with the C48 well.

As noted above, Amplify’s 2026 drilling campaign will focus on the D-Sand interval primarily within the Joulters fault block. Amplify estimates the D-Sand in the Joulters fault block has approximately 70 million barrels of oil in place, with an estimated total recovery of over 20 million barrels of oil. In addition to the high remaining oil in place, this fault block was historically less developed, making it very attractive for full-scale development as currently planned. As opposed to the Main fault block, Joulters had minimal development in the 1980’s (during the initial development of the Beta field) due to its distance from the Ellen and Eureka platforms in combination with the limited available technology at the time. The three wells recently drilled in the Joulters fault block from the Eureka platform have proven that we can effectively drill and complete horizontal wells (i.e., 1000+ feet in the completed section) in this prolific portion of the field.

We are providing a new type curve for the D-Sand interval in the Joulters fault block. The new type curve is derived from the volumetrics of the Joulters fault block and the results of the three Joulters wells drilled and completed to date. The type curve projection, based on a $6.5 million drilling and completion cost and a 1000’ completed lateral length, has an EUR of approximately 670,000 barrels of oil and generates >100% IRR assuming a flat WTI price of $65 per barrel. This type curve is approximately 25% higher than the previous Beta type curve. The Main fault block will remain the same as the previous type curve. The Main fault block type curve has an approximate EUR of 540,000 barrels of oil and generates >70% IRRs utilizing the same capital cost and lateral length assumptions as the Joulters type curve. Please see our recently released investor presentation for more details on our Beta assets.

Bairoil

At Bairoil, the Company continues to enhance profitability by reducing the operating costs of the field. In the fourth quarter, Amplify started realizing the benefits of the previously announced new CO2 purchase contract and completion of the CO2 compression optimization project. In combination, these two initiatives are expected to generate annualized lease operating expense savings of approximately $10 million per year, which is represented in our 2026 full year-guidance.

The Company remains highly encouraged by the upside potential at Bairoil, particularly its suitability for future CCUS development. Bairoil is strategically located along a major CO2 transportation corridor, as highlighted in our most recent investor presentation. In 2025, Bairoil achieved certification under the CSA ANSI/ISO EOR Operations Management Plan, an important milestone in positioning the asset to qualify for Section 45Q tax credits. In addition, Bairoil reservoirs contain substantial available pore space, creating a meaningful opportunity to unlock incremental value through CCUS initiatives. Amplify and its advisor, Marathon Capital, are undertaking a strategic evaluation of Bairoil’s potential as a large carbon storage site and its possible integration into broader low-carbon power and industrial projects.

Revolving Credit Facility and Liquidity Update

In the fourth quarter, Amplify used a portion of the transaction proceeds from the East Texas and Oklahoma transactions to pay down all of its debt under the credit facility. On December 31, 2025, Amplify worked with its lenders to amend and extend the credit facility. The initial borrowing base under the amended revolving credit facility is $25 million with elected commitments of $15 million, and the term of the maturity of the credit agreement was extended by 18 months through 2028. The next regularly scheduled borrowing base redetermination is expected to occur in the second quarter of 2026.

As of December 31, 2025, Amplify had no outstanding balance under its revolving credit facility with more than $60 million in cash on the balance sheet.

Full-Year 2026 Guidance

The Company is projecting total capital investment in 2026 of $45 to $65 million with over 95% allocated to Beta. Beta capital is primarily focused on development drilling, with $10 to $12 million allocated for necessary facility upgrades as we grow production. As previously stated, we anticipate completing five to eight wells at Beta in 2026, with four wells drilled and completed in the first half of the year.

At Bairoil, we are guiding capital of approximately $2 to $3 million for various facility upgrades associated with the CO2 plant and other infrastructure.

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's 2026 guidance is based on its current expectations regarding capital investment levels and flat commodity prices for crude oil of $65/Bbl (WTI) and on the assumption that market demand and prices for oil will continue at levels that allow for economic production of these products.

A summary of the guidance is presented below:

	March 9th, 2026
	Guidance
	FY 2026E
	Low		High
Net Average Daily Production
Oil (MBbls/d)	6.7	-	7.9

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	($6.00)	-	($9.00)

Gathering, Processing and Transportation Costs
Crude Oil ($ MM)	$2	-	$3

Average Costs
Lease Operating Expenses ($ MM)	$80	-	$100
Taxes (% of Revenue) (1)	5.0%	-	6.0%
Recurring Cash General and Administrative ($ MM) (2)(3)	$17	-	$22

Adjusted EBITDA ($ MM) (2)(3)	$20	-	$45
Cash Interest Expense ($ MM)	$3	-	$4
Capital Investment ($ MM)	$45	-	$65
Beta Sinking Fund ($ MM)	$9	-	$9

(1) Includes production, ad valorem and franchise taxes
(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of cash G&A and Adjusted EBITDA, non-GAAP measures

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Annual Report on Form 10-K

Amplify’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2025, which Amplify expects to file with the SEC on March 9, 2026.

About Amplify Energy

Amplify Energy Corp. is an independent oil company engaged in the acquisition, development, exploitation, and production of oil. Amplify’s operations are focused in Beta (Pacific Outer Continental Shelf) and Bairoil (Rockies). For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, and ongoing conflicts in the Middle East, trade wars and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; the remediation of a material weakness; and the impact of local, state and federal governmental regulations, including those related to climate change, and potential changes in these regulations. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income (Loss), free cash flow, PV-10, and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense, net; Income tax expense (benefit); DD&A; Impairment expense; Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of properties; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related costs; Loss on settlement of AROs; Bad debt expense; Severance payments; Pipeline incident loss and Other non-routine items that we deem appropriate. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Adjusted Net Income (Loss). Amplify defines Adjusted Net Income (Loss) as net income (loss) adjusted for unrealized loss (gain) on commodity derivative instruments, acquisition and divestiture-related expenses, impairment expense, unusual and infrequent items, and the income tax expense or benefit of these adjustments using our federal statutory tax rate. Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably. This measure is not meant to disassociate these items from management's performance but rather is intended to provide helpful information to investors interested in comparing our performance between periods. Adjusted Net Income (Loss) is not considered to be an alternative to net income (loss) reported in accordance with GAAP.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

PV-10. PV-10 is a non-GAAP financial measure that represents the present value of estimated future cash inflows from proved oil and natural gas reserves that are calculated using the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months, less future development and operating costs, discounted at 10% per annum to reflect the timing of future cash flows. The most directly comparable GAAP measure to PV-10 is standardized measure. PV-10 differs from standardized measure in its treatment of estimated future income taxes, which are excluded from PV-10. Amplify believes the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure as defined under GAAP.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; and severance payments. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measure most directly comparable to cash G&A is total G&A expense.

Contacts

Jim Frew -- President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan -- Vice President, Finance and Treasury

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2025	September 30, 2025
Revenues:
Oil and natural gas sales	$54,740	$64,242
Other revenues	1,814	2,154
Total revenues	56,554	66,396

Costs and Expenses:
Lease operating expense	29,672	35,613
Pipeline incident loss	1,778	54
Gathering, processing and transportation	3,549	5,237
Exploration	17	(1)
Taxes other than income	3,533	3,654
Depreciation, depletion and amortization	5,221	9,004
Impairment expense	-	34,002
General and administrative expense	18,280	11,764
Accretion of asset retirement obligations	2,249	2,219
Realized (gain) loss on commodity derivatives	(6,033)	(4,845)
Unrealized (gain) loss on commodity derivatives	(7,597)	(2,077)
(Gain) loss on sale of properties	(90,012)	(1,740)
Other, net	1,000	34
Total costs and expenses	(38,343)	92,918

Operating Income (loss)	94,897	(26,522)

Other Income (Expense):
Interest expense, net	(4,604)	(3,860)
Other income (expense)	(45)	72
Total other income (expense)	(4,649)	(3,788)

Income (loss) before reorganization items, net and income taxes	90,248	(30,310)

Income tax benefit (expense) - current	1,757	116
Income tax benefit (expense) - deferred	(27,594)	9,228
Net income (loss)	$64,411	$(20,966)

Earnings per share:
Basic and diluted earnings (loss) per share	$1.50	$(0.52)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per unit data)	December 31, 2025	September 30, 2025
Oil and natural gas revenue:
Oil Sales	$37,533	$45,543
NGL Sales	4,174	5,401
Natural Gas Sales	13,033	13,298
Total oil and natural gas sales - Unhedged	$54,740	$64,242

Production volumes:
Oil Sales - MBbls	694	750
NGL Sales - MBbls	233	286
Natural Gas Sales - MMcf	3,892	4,648
Total - MBoe	1,575	1,811
Total - MBoe/d	17.1	19.7

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$54.18	$60.72
NGL - per Bbl	$17.87	$18.86
Natural gas - per Mcf	$3.35	$2.86
Total - per Boe	$34.75	$35.47

Average unit costs per Boe:
Lease operating expense	$18.84	$19.67
Gathering, processing and transportation	$2.25	$2.89
Taxes other than income	$2.24	$2.02
General and administrative expense	$11.61	$6.50
Depletion, depreciation, and amortization	$3.31	$4.97

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	December 31, 2025	September 30, 2025
Production volumes - MBOE:
Bairoil	266	280
Beta	336	357
Oklahoma	367	402
East Texas / North Louisiana	606	768
Eagle Ford (Non-op)	-	4
Total - MBoe	1,575	1,811
Total - MBoe/d	17.1	19.7
% - Liquids	59%	57%

Lease operating expense - $M:
Bairoil	$10,065	$13,007
Beta	11,254	13,953
Oklahoma	3,070	4,462
East Texas / North Louisiana	5,155	4,211
Eagle Ford (Non-op)	127	(20)
Total Lease operating expense:	$29,671	$35,613

Capital expenditures - $M:
Bairoil	$(155)	$887
Beta	16,091	15,500
Oklahoma	42	149
East Texas / North Louisiana	181	1,090
Eagle Ford (Non-op)	29	(371)
Magnify Energy Services	29	215
Total Capital expenditures:	$16,216	$17,470

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s)	December 31, 2025	September 30, 2025
Assets
Cash and Cash Equivalents	$60,666	$-
Accounts Receivable	30,141	33,207
Other Current Assets	39,787	37,151
Total Current Assets	$130,594	$70,358

Net Oil and Gas Properties	$188,941	$358,996
Other Long-Term Assets	281,365	302,001
Total Assets	$600,900	$731,355

Liabilities
Accounts Payable	$17,901	$29,154
Accrued Liabilities	34,518	29,698
Other Current Liabilities	5,638	10,145
Total Current Liabilities	$58,057	$68,997

Long-Term Debt	$-	$123,000
Asset Retirement Obligation	72,376	133,276
Other Long-Term Liabilities	11,744	13,108
Total Liabilities	$142,177	$338,381

Shareholders' Equity
Common Stock & APIC	$446,223	$444,885
Accumulated Earnings (Deficit)	12,500	(51,911)
Total Shareholders' Equity	$458,723	$392,974

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	December 31, 2025	September 30, 2025
Net cash provided by (used in) operating activities	$(13,438)	$13,448
Net cash provided by (used in) investing activities	197,855	(6,377)
Net cash provided by (used in) financing activities	(123,751)	(7,071)

Selected Operating and Financial Data (Tables)
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	December 31, 2025	September 30, 2025
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$(13,438)	$13,448
Changes in working capital	11,601	1,046
Interest expense, net	4,604	3,860
Cash settlements paid (received) on terminated commodity derivatives	93	-
Amortization of gain associated with terminated commodity derivatives	159	159
Amortization and write-off of deferred financing fees	(1,557)	(489)
Exploration costs	17	(1)
Acquisition and divestiture related costs	4,964	951
Plugging and abandonment cost	1,300	482
Current income tax expense (benefit)	(1,757)	(116)
Severance payments	5,350	1,464
Pipeline incident loss	1,778	54
(Gain) loss on sale of properties	8,346	(550)
Adjusted EBITDA:	$21,460	$20,308

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$21,460	$20,308
Less: Cash interest expense	3,278	3,522
Less: Capital expenditures	16,216	17,470
Free Cash Flow:	$1,966	$(684)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2025	December 31, 2024
Reconciliation of Adjusted EBITDA[1] to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$49,200	$51,293
Changes in working capital	(3,561)	32,272
Interest expense, net	15,577	14,599
Cash settlements paid (received) on terminated commodity derivatives	93	(793)
Amortization of gain associated with terminated commodity derivatives	636	159
Amortization and write-off of deferred financing fees	(2,676)	(1,233)
Exploration costs	32	61
Acquisition and divestiture related costs	9,890	1,633
Plugging and abandonment cost	2,344	1,640
Current income tax expense (benefit)	(1,377)	232
Severance payments	6,814	-
Pipeline incident loss	2,423	3,859
(Gain) loss on sale of properties	-	(1,367)
Other	800	686
Adjusted EBITDA:	$80,195	$103,041

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA[1]:	$80,195	$103,041
Less: Cash interest expense	13,959	14,438
Less: Capital expenditures	82,309	70,644
Free Cash Flow:	$(16,073)	$17,959

(1)	Adjusted EBITDA includes a revenue suspense release of $0.4 million and $8.4 million for the year ended December 31, 2025 and 2024, respectively.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	December 31, 2025	September 30, 2025
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$64,411	$(20,966)
Interest expense, net	4,604	3,860
Income tax expense (benefit) - current	(1,757)	(116)
Income tax expense (benefit) - deferred	27,594	(9,228)
Depreciation, depletion and amortization	5,221	9,004
Impairment expense	-	34,002
Accretion of asset retirement obligations	2,249	2,219
(Gains) losses on commodity derivatives	(13,630)	(6,922)
Cash settlements received (paid) on expired commodity derivative instruments	6,655	4,845
Amortization of gain associated with terminated commodity derivatives	159	159
Acquisition and divestiture related costs	4,964	951
Share-based compensation expense	1,756	2,656
(Gain) loss on sale of properties	(90,012)	(1,740)
Exploration costs	17	(1)
Loss on settlement of AROs	1,000	33
Bad debt expense	1,101	34
Severance payments	5,350	1,464
Pipeline incident loss	1,778	54
Adjusted EBITDA:	$21,460	$20,308

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$21,460	$20,308
Less: Cash interest expense	3,278	3,522
Less: Capital expenditures	16,216	17,470
Free Cash Flow:	$1,966	$(684)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2025	December 31, 2024
Reconciliation of Adjusted EBITDA[1] to Net Income (Loss):
Net income (loss)	$43,968	$12,946
Interest expense, net	15,577	14,599
Income tax expense (benefit) - current	(1,377)	232
Income tax expense (benefit) - deferred	18,248	2,196
Depreciation, depletion and amortization	32,484	32,586
Impairment expense	42,450	-
Accretion of asset retirement obligations	8,861	8,438
(Gains) losses on commodity derivatives	(28,397)	2,047
Cash settlements received (paid) on expired commodity derivative instruments	16,784	17,617
Amortization of gain associated with terminated commodity derivatives	636	159
Acquisition and divestiture related costs	9,890	1,633
Share-based compensation expense	8,292	6,799
(Gain) loss on sale of properties	(99,548)	(1,367)
Exploration costs	32	61
Loss on settlement of AROs	1,070	470
Bad debt expense	1,188	80
Severance payments	6,814	-
Pipeline incident loss	2,423	3,859
Other	800	686
Adjusted EBITDA:	$80,195	$103,041

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA[1]:	$80,195	$103,041
Less: Cash interest expense	13,959	14,438
Less: Capital expenditures	82,309	70,644
Free Cash Flow:	$(16,073)	$17,959

(1) Adjusted EBITDA includes a revenue suspense release of $0.4 million and $8.4 million for the year ended December 31, 2025 and 2024, respectively.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2025	September 30, 2025
Reconciliation of Adjusted Net Income (Loss):
Net income (loss)	$64,411	$(20,966)
Unrealized (gain) loss on commodity derivatives	(7,597)	(2,077)
Acquisition and divestiture related costs	4,964	951
Impairment expense	-	34,002
Non-recurring costs:
(Gain) loss on sale of properties	(90,012)	(1,740)
Tax effect of adjustments[1]	17,860	(6,975)
Adjusted net income (loss)	$(10,374)	$3,195

(1) The federal statutory rates were utilized for all periods presented.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2025	December 31, 2024
Reconciliation of Adjusted Net Income (Loss):
Net income (loss)	$43,968	$12,946
Unrealized (gain) loss on commodity derivatives	(12,235)	20,457
Acquisition and divestiture related costs	9,890	1,633
Impairment expense	42,450	-
Non-recurring costs:
Gain on sale of properties	(99,548)	(1,367)
Tax effect of adjustments[1]	9,914	(56)
Adjusted net income (loss)	$(5,561)	$33,613

(1) The federal statutory rates were utilized for all periods presented.

Selected Operating and Financial Data (Tables)
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Cash General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	December 31, 2025	September 30, 2025
General and administrative expense	$18,280	$11,764
Less: Share-based compensation expense	1,757	2,656
Less: Acquisition and divestiture costs	4,964	951
Less: Bad debt expense	1,101	34
Less: Severance payments	5,350	1,464
Total Cash General and Administrative Expense	$5,108	$6,659

Selected Operating and Financial Data (Tables)
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Cash General and Administrative Expenses

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s)	December 31, 2025	December 31, 2024
General and administrative expense	$52,056	$35,895
Less: Share-based compensation expense	8,293	6,799
Less: Acquisition and divestiture costs	9,890	1,633
Less: Bad debt expense	1,188	80
Less: Severance payments	6,814	344
Total Cash General and Administrative Expense	$25,871	$27,039

	As of	As of
	December 31,	December 31,
	2025	2024
Standardized measure of future net cash flows, discounted at 10% ($ M)	$335,123	$608,239
Add: PV of future income tax, discounted at 10% ($ M)	$41,238	$127,526
PV-10 ($ M)	$376,361	$735,765